                                                                  EXHIBIT 99.1

                                  March 27, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Dear Sir/Madam,

        We hereby state that Arthur Andersen has represented to us that the audit of the consolidated financial statements of Western Multiplex Corporation (and subsidiaries) as of December 31, 2001, and for the year then ended was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at affiliates of Arthur Andersen to conduct the relevant portions of the audit.


Sincerely,


/s/ Keith E. Glover
------------------------------------
Keith E. Glover
Proxim Corporation
Chief Financial Officer and
Executive Vice President